UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2019
GROUPON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35335 (Commission File Number)	27-0903295 (I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 400 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)
312-334-1579
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2019, Groupon, Inc. (the “Company”) entered into a second amended and restated credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto. The Credit Agreement provides for a $400 million senior secured revolving line of credit for a term of five years. The proceeds of any borrowings under the Credit Agreement may be used for general corporate purposes. As of the date of this filing, no amounts other than letters of credit are outstanding under the Credit Agreement.
Borrowings under the Credit Agreement may be made in the currency determined by the Company (subject in the case of certain currencies to approval by the Administrative Agent), and will bear interest at a rate equal to (a) an adjusted LIBO rate or (b) a customary base rate, at the Company’s option; provided that loans denominated in certain specified currencies will bear interest at rates that are specific to such currencies. In each case, the applicable spread will be determined based on the Company’s funded indebtedness to EBITDA ratio at the end of the then most recent fiscal quarter. The applicable spread for borrowings under the Credit Agreement will range from 0.50% to 2.00%, depending on the applicable interest rate. Additionally, the Company will pay a commitment fee ranging from 0.25% to 0.35% on the daily amount of the unused commitments under the Credit Agreement payable in arrears at the end of each fiscal quarter.
The Credit Agreement requires the Company to maintain a maximum funded indebtedness to EBITDA ratio, a maximum senior secured indebtedness to EBITDA ratio, a minimum fixed charge coverage ratio, unrestricted cash of not less than $250 million and a minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 70% of the Company’s accrued merchant and supplier payables balance. In addition, the Credit Agreement contains customary representations and warranties, affirmative and restrictive covenants, and events of default. The restrictive covenants include customary restrictions on the Company’s ability to incur additional indebtedness; enter into sale or leaseback transactions; make investments, loans or advances; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make dividends and other restricted payments.
The foregoing description of the Credit Agreement is a summary only, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
    The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement, dated as of May 14, 2019, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Dated: May 20, 2019	By:	/s/ Michael Randolfi
	Name:	Michael Randolfi
	Title:	Chief Financial Officer